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                                                                    EXHIBIT 22





                          SUBSIDIARIES OF REGISTRANT
                          --------------------------


Syracuse China Company - Incorporated in Delaware

The Drummond Glass Company - Incorporated in Delaware

Libbey Canada Inc. - Incorporated in Ontario, Canada

Libbey Foreign Sales Corporation - Incorporated in Barbados

Libbey Glass Inc. - Incorporated in Delaware